Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Campbell Soup Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Campbell Soup Company capital stock, par value $0.0375 per share (1)	Rule 457(c) and Rule 457(h)(1)	12,000,000	$52.52	$630,240,000	$0.00011020	$69,452.45

Total Offering Amounts:		—	—	—	—	—	$69,452.45

Total Fee Offsets:		—	—	—	—	—	$0

Net Fee Due:		—	—	—	—	—	$69,452.45

(1)

Represents additional shares of Campbell Soup Company capital stock available for future issuance as awards under the Campbell Soup Company 2022 Long-Term Incentive Plan (the “Plan”). The maximum number of additional shares available for issuance under the Plan is 12,000,000 shares. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also registers any additional securities to be offered or issued in connection with from stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low share price of Campbell Soup Company capital stock as reported on the New York Stock Exchange on November 22, 2022.